Exhibit 99.1

Amyris Reports Third Quarter Results

Additional Contract Manufacturing Agreement for 2011 Renewable Products Production

Completed First Large Scale Production Run in Europe for Squalane for Cosmetics

New Partnership with a Market Leader in Flavors and Fragrances

EMERYVILLE, CA (November 4, 2010) – Amyris, Inc. (NASDAQ: AMRS), which applies its industrial synthetic biology platform to provide alternatives to select petroleum-sourced products used in specialty chemical and transportation fuel markets worldwide, today announced financial results for the quarter ended September 30, 2010.

Revenues for the third quarter were $24.2 million versus $12.7 million in the prior quarter. This increase was attributable to expansion of sales by the Company’s subsidiary, Amyris Fuels, LLC. Research and Development expense increased to $14.7 million in the third quarter from $12.4 million in the prior quarter primarily from growth in consulting and outside services and in headcount, and Sales, General and Administrative expense increased to $10.5 million from $9.7 million, driven primarily by headcount. In connection with the completion of its initial public offering at the end of the third quarter, the Company took a non-cash beneficial conversion feature charge of $42.0 million related to the conversion of certain shares of the Company’s preferred stock as well as shares of the Company’s subsidiary, Amyris Brasil, into shares of the Company’s common stock. Third quarter GAAP net loss attributable to Amyris, Inc. was $62.1 million compared with $19.9 million in the prior quarter. On a non-GAAP basis, excluding this non-cash beneficial conversion feature charge and stock-based compensation expense, the net loss attributable to Amyris, Inc. was $17.5 million for the quarter compared to $17.4 million in the prior quarter. A reconciliation of GAAP to non-GAAP results is included below.

The Company’s balance of cash, cash equivalents and marketable securities was $271.0 million at the end of the third quarter, an increase over the prior quarter ending balance of $207.5 million. Amyris completed an initial public offering in September 2010, generating net proceeds of $90.7 million.

“We are very pleased with our recent accomplishments, including taking Amyris public,” said John Melo, CEO of Amyris. “This achievement has been well received by both current and prospective customers and partners, and we believe that our production ramp and commercialization targets remain on track for first commercial sales of our leading No Compromise® renewable specialty chemicals in the first half of 2011.”

Highlights of recent accomplishments include the following:

Amyris secured additional contract manufacturing production capacity at Tate & Lyle Ingredients Americas, Inc., an affiliate of Tate & Lyle PLC (LSE: TATE). This is the second manufacturing organization with which the Company has contracted to produce farnesene in 2011. In addition, the Amyris and Grupo São Martinho (SA: SMTO3) joint venture commercial plant remains on track. During the quarter, the parties advanced detailed engineering, value-engineering and procurement planning.

Amyris and Soliance, with which Amyris has entered into an agreement for marketing and distribution for the sale of renewable squalane to the cosmetics industry, have produced initial quantities of the renewable product and have completed formulation testing. Amyris further expanded the commercial potential of its technology and manufacturing platform by entering into a term sheet with Firmenich S.A., the world’s largest private fragrance & flavor company, to develop a cost-effective and reliable source of a key ingredient used in the fragrances & flavors market.

Finally, the Environmental Protection Agency registered Amyris diesel at a 35% blend, an increase over the prior registration level of 20%. This level represents the highest level of approved blending of any renewable diesel.

About Amyris

Amyris is building an integrated renewable products company by applying industrial synthetic biology to genetically modify microorganisms to serve as living factories. Amyris designs these microorganisms to produce defined molecules for use as renewable chemicals and transportation fuels. Amyris Brasil S.A., a subsidiary of Amyris, oversees the establishment and expansion of Amyris’s production in Brazil, including SMA Indústria Química S.A., its joint venture with São Martinho. In addition, Amyris is building fuels distribution capabilities in the United States through its subsidiary, Amyris Fuels LLC. More information about Amyris and its subsidiaries is available at www.amyris.com.

Conference Call Information

The Company will discuss these results in a conference call scheduled for today at 1:30 pm PT/4:30 pm ET. Investors may access a live audio webcast of this conference call and the earnings call presentation in the Investor section of the Company’s website at http://investors.amyris.com.

An audio replay of the conference call will also be available approximately two hours after the conclusion of the call. The audio replay will remain available until Tuesday, November 9, 2010 and can be accessed by dialing 888-203-1112 if calling from within the United States or 719-457-0820 if calling from outside the United States and entering the replay pass code 7270495. A replay of the webcast will be available on the Investor section on the Company’s website approximately two hours after the conclusion of the call and will be available for approximately two weeks.

Forward-Looking Statements

This release may be deemed to contain forward-looking statements, which are subject to safe harbor provisions under the Securities Act of 1933, as amended, or the Securities Act, and the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts are statements that could be deemed forward-looking statements. These forward-looking statements include, among other things, statements regarding future events (such as statements regarding Amyris’s expectations regarding the timeline for commercial sales of its products and the use of manufacturing facilities to produce farnesene) that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are based on management’s current expectations and actual results and future events may differ materially from those projected due to a variety of factors, including: Amyris’s limited operating history and lack of revenues generated from the sale of its renewable products; Amyris’s inability to increase yield in yeast strains producing target molecules and decrease production costs to enable sales at competitive prices; technical infeasibility of engineering new target molecules; delays in production and commercialization of products due to technical, operational, cost and counterparty challenges; challenges in developing customer base in markets with established and sophisticated competitors; currency exchange rate and commodity price fluctuations; changes in regulatory schemes governing genetically modified organisms and fuels; and other factors detailed in Amyris’s Securities and Exchange Commission filings, including the risks identified under the section captioned “Risk Factors” in its final prospectus relating to its initial public offering filed pursuant to Rule 424(b) under the Securities Act on September 28, 2010. Amyris disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

Non-GAAP Financial Information

Consolidated financial information has been presented in accordance with GAAP as well as on a non-GAAP basis. On a non-GAAP basis, financial measures exclude non-cash items such as stock-based compensation. Management believes that it is useful to supplement its GAAP financial statements with this non-GAAP information because management uses such information internally for its operating, budgeting and financial planning purposes. These non-GAAP financial measures also facilitate management’s internal comparisons to Amyris’s historical performance as well as comparisons to the operating results of other companies. In addition, Amyris believes these non-GAAP financial measures are useful to investors because they allow for greater transparency into the indicators used by management as a basis for its financial and operational decision making. Non-GAAP information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP when understanding Amyris’s operating performance. A reconciliation between GAAP and non-GAAP financial information is provided.

Amyris and the Amyris logo are trademarks or registered trademarks of Amyris, Inc.

Amyris, Inc.

Condensed Consolidated Statement of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenues
Product sales	$22,055	$23,262	$42,037	$44,789
Collaborative research services	441	463	1,842	1,830
Government grants	1,729	—	6,703	—

Total revenues	24,225	23,725	50,582	46,619
Cost and operating expenses
Cost of product sales	22,900	22,867	43,032	43,743
Research and development (1)	14,701	9,839	38,293	27,349
Sales, general and administrative (1)	10,484	5,028	29,385	14,301
Restructuring and asset impairment (income) charges	(2,061)	5,768	(2,061)	5,768

Total cost and operating expenses	46,024	43,502	108,649	91,161

Loss from operations	(21,799)	(19,777)	(58,067)	(44,542)
Other income (expense):
Interest income	702	42	1,264	371
Interest expense	(524)	(330)	(1,284)	(893)
Other income, net	1,013	279	953	500

Total other income (expense)	1,191	(9)	933	(22)

Net loss	(20,608)	(19,786)	(57,134)	(44,564)
Loss attributable to noncontrolling interest	477	—	907	221

Net loss attributable to Amyris, Inc.	(20,131)	(19,786)	(56,227)	(44,343)
Deemed dividend related to the beneficial conversion feature of Series D convertible preferred stock and conversion of Amyris Brasil S.A. shares held by a third party	(42,009)	—	(42,009)	—

Net loss attributable to Amyris, Inc. common stockholders	$(62,140)	$(19,786)	$(98,236)	$(44,343)

Net loss per share attributable to common stockholders basic and diluted	$(11.89)	$(4.12)	$(19.26)	$(9.41)

Weighted-average shares of common stock outstanding used in computing net loss per share of common stock, basic and diluted	5,227,689	4,805,590	5,099,635	4,710,078

(1) Includes stock-based compensation expense of the following for the periods presented:

Research and development	$461	$318	$1,337	$595
Sales, general and administrative	2,144	775	5,571	1,675

Total stock-based compensation expense	$2,605	$1,093	$6,908	$2,270

Amyris, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	September 30, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$107,378	$19,188
Short-term investments	163,622	48,022
Accounts receivable	4,361	1,372
Inventories	3,541	2,298
Prepaid expenses and other current assets	2,545	3,983

Total current assets	281,447	74,863
Property and equipment, net	48,767	42,560
Restricted cash	4,525	4,506
Other assets	30,374	230

Total assets	$365,113	$122,159

Liabilities, Convertible Preferred Stock, Redeemable Noncontrolling Interest and Equity (Deficit)
Current liabilities:
Accounts payable	$6,644	$1,709
Deferred revenue	565	378
Accrued and other current liabilities	14,335	10,445
Capital lease obligation, current portion	2,773	2,251
Debt, current portion	867	9,018

Total current liabilities	25,184	23,801
Capital lease obligation, net of current portion	3,836	4,977
Long-term debt, net of current portion	4,485	4,362
Convertible preferred stock warrant liability	—	2,740
Deferred rent, net of current portion	10,497	8,828
Deferred revenue	1,271	—
Restructuring liability	—	4,486
Other liabilities	2,526	1,553

Total liabilities	47,799	50,747

Convertible preferred stock	—	179,651
Redeemable noncontrolling interest	—	5,506

Amyris, Inc. stockholders’ equity (deficit)	317,299	(113,745)
Noncontrolling interest	15	—

Total equity (deficit)	317,314	(113,745)

Total liabilities, convertible preferred stock, redeemable noncontrolling interest and equity (deficit)	$365,113	$122,159

Amyris, Inc.

Supplemental Consolidated Financial Information

(Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Other Selected Financial Information:
Capital expenditures	$3,641	$1,677	$8,249	$5,933

Depreciation and amortization	$1,879	$1,438	$5,300	$4,285

Reconciliation of GAAP to Non-GAAP Net Loss Per Share:
Net loss attributable to Amyris Inc., common stockholders (GAAP)	$(62,140)	$(19,786)	$(98,236)	$(44,343)

Deemed dividend related to beneficial conversion feature	42,009	—	42,009	—
Stock Compensation Expense	2,605	1,093	6,908	2,270

Net loss attributable to Amyris Inc., common stockholders (Non- GAAP)	$(17,526)	$(18,693)	$(49,319)	$(42,073)

Net loss per share attributed to common stockholders basic and diluted (GAAP)	$(11.89)	$(4.12)	$(19.26)	$(9.41)

Deemed dividend related to beneficial conversion feature	8.04	—	8.24	—
Stock Compensation Expense	0.50	0.23	1.35	0.48

Net loss per share attributed to common stockholders basic and diluted (Non-GAAP)	$(3.35)	$(3.89)	$(9.67)	$(8.93)

Contact Information

Jeryl Hilleman	Erica Mannion
Amyris, Inc.	Sapphire Investor Relations, LLC
Chief Financial Officer	Investor Relations
510-740-7481	212-766-1800, ext. 203
investor@amyris.com	investor@amyris.com